EXHIBIT 4.2

                            STOCK TRANSFER AGREEMENT


                  This STOCK TRANSFER AGREEMENT (this "Agreement") is entered into and effective as of the 2nd day of April, 2004, by and between GBV Tri-Power Fund, LLC, a California limited liability company ("Seller") and THE RICEX COMPANY, a Delaware corporation ("Purchaser").

                                     RECITAL

                  Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, One Million Three Hundred Forty-Six Thousand Nine Hundred Sixty-four (1,346,964) shares (the "Shares") of common stock of The RiceX Company, One Million Three Hundred Forty-Six Thousand Nine Hundred Sixty-four (1,346,964) Class I warrants (the "Class I Warrants") to purchase an equivalent number of shares of common stock of The RiceX Company, Six Hundred Seventy-three Thousand Four Hundred Eighty-two (673,482) Class II warrants (the "Class II Warrants") to purchase an equivalent number of shares of common stock of The RiceX Company, and One Million Ten Thousand Two Hundred Twenty-three (1,010,223) Class III warrants (the "Class III Warrants") to purchase an equivalent number of shares of common stock of The RiceX Company, upon the terms and conditions set forth herein. The Shares, the Class I Warrants, the Class II Warrants and the Class III Warrants are referred to herein collectively as the "Securities".

                  NOW, THEREFORE, in consideration of the agreements set forth herein, the parties agree as follows:

AGREEMENT

                  1. PURCHASE OF SECURITIES. Purchaser agrees to purchase the Securities from Seller, and Seller agrees to sell the Securities to Purchaser.

                  2. PURCHASE PRICE. The purchase price for the Securities shall be Two Hundred Seventy Thousand and Five dollars ($270,005) total for all the Securities.

                  3. SELLER'S DELIVERY OF SECURITIES; PAYMENT. The closing (the "Closing") of the purchase and sale of the Securities shall occur at a time and place mutually agreeable to Seller and Purchaser upon the occurrence of all of the deliveries referenced in the following sentence, but in no event later than April 2, 2004 (the "Closing Date"). Neither party shall have any obligation to proceed to the Closing of this transaction if any litigation is filed seeking to enjoin or set aside this transaction, or seeking damages in connection herewith, or if the Closing does not occur by the Closing Date. At the Closing,
(a) Purchaser shall deliver to Seller the Purchase Price by wire transfer of immediately available funds, and (b) Seller shall deliver to Purchaser an Assignment Separate From Certificate in the form of Exhibit "A" attached hereto and incorporated herein, and any other appropriate instruments required to effectuate Seller's transfer to Purchaser of the Securities and any other interests of Seller in the Company or its assets (the "Assignment"). The Closing is contingent upon each and every delivery contemplated by this paragraph 3.





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                  4.       REPRESENTATIONS  AND  WARRANTIES  OF  SELLER.  Seller
hereby represents and warrants that:

                  (a) Seller has the requisite limited liability company power and authority to execute and deliver this Agreement, the Assignment and any other documents and instruments to be executed and delivered by Seller pursuant hereto, and to consummate the transactions contemplated hereby.

                  (b) Seller has good and valid title to the Securities, and the Securities are not subject to any liens, claims or encumbrances of any nature or kind whatsoever, other than restrictions imposed by state or federal securities laws.

                  (c) This Agreement and the Assignment, when executed by David J. Reed on behalf of Seller, shall constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws or general principles of equity.

                  (d) The execution and delivery of this Agreement and the Assignment by Seller, and the consummation by Seller of the transactions contemplated by this Agreement, do not and will not, with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, or require any consent under (i) Seller's organizational documents, (ii) any contract, agreement, commitment, undertaking or understanding to which Seller is a party or to which Seller or any of Seller's properties are subject or bound,
(iii) any judgment, decree or order of any governmental authority to which Seller or any of Seller's properties are subject or bound, or (iv) any applicable law.

                  (e) Seller has complied with and shall continue to comply with all of its obligations contained in that certain Pledge Agreement dated as of September 29, 2000 by and between Gilbert L. McCord Sr. and Seller.

                  5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                  (a) Purchaser hereby represents and warrants that it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and has all power and authority to execute, deliver and perform this Agreement.

                  (b) This Agreement, when executed by Todd Crow on behalf of Purchaser, shall constitute the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws or general principles of equity.

                  (c) The execution and delivery of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated by this Agreement, do not and will not, with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, or require any consent under (i) Purchaser's organizational documents, (ii) any contract, agreement, commitment, undertaking or understanding to which Purchaser is a party or to which Purchaser or any of Purchaser's properties are subject or bound, (iii) any judgment, decree or




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order of any  governmental  authority to which  Purchaser or any of  Purchaser's properties are subject or bound, or (iv) any applicable law.

                  6. INDEMNITY. Each party (an "Indemnitor") shall protect, defend, indemnify and hold harmless the other party and its successors and assigns, its officers and directors and their successors, from and against any and all claims, actions and suits, and from and against and in respect of any and all liabilities, losses, damages, costs, attorneys' fees, or other liabilities and expenses which may be suffered or incurred by such persons by reason of or as a result of the breach of any of such Indemnitor's representations and warranties in this Agreement.

                  7. FURTHER ASSURANCES. Purchaser and Seller each agree to take such actions reasonably requested by the other, including the execution of documents, as necessary to complete the transactions contemplated by this Agreement.

                  8. BINDING EFFECT. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                  9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law rules to the extent such rules would apply the law of another jurisdiction.

                  10. COUNTERPARTS. This Agreement may be executed in any number of counterparts (which may be facsimile copies), each of which shall be deemed an original, but all of which, together shall constitute one and the same instrument.

                  11. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party its attorneys' fees and costs of suit incurred in such action.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GBV Tri-Power Fund, LLC                     THE RICEX COMPANY
a California limited liability company      a Delaware corporation
("Seller")                                  ("Purchaser")



By: /s/ DAVID T. REED                       By: /s/ TODD CROW
   ----------------------------------          ---------------------------------
Title: David T. Reed, CFO                   Title:    RICEX CFO
      -------------------------------             ------------------------------










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EXHIBIT A



                      ASSIGNMENT SEPARATE FROM CERTIFICATE



         FOR VALUE RECEIVED, GBV Tri-Power Fund, LLC, a California limited liability company ("Assignor") hereby sells, assigns and transfers unto THE RICEX COMPANY ("Assignee"), One Million Three Hundred Forty-Six Thousand Nine Hundred Sixty-four (1,346,964) Class I warrants (the "Class I Warrants") to purchase an equivalent number of shares of common stock of The RiceX Company, Six Hundred Seventy-three Thousand Four Hundred Eighty-two (673,482) Class II warrants (the "Class II Warrants") to purchase an equivalent number of shares of common stock of The RiceX Company, and One Million Ten Thousand Two Hundred Twenty-three (1,010,223) Class III warrants (the "Class III Warrants" and, together with the Shares, the Class I Warrants and the Class II Warrants, collectively the "Securities") to purchase an equivalent number of shares of common stock of The RiceX Company, and together with all other tangible and intangible assets and interests Assignor has in The RiceX Company, which Securities stand in Assignor's name on the books and records of said company, and Assignor does hereby irrevocably constitute and appoint the Secretary of The RiceX Company as attorney-in-fact to transfer such securities on the books and records of The RiceX Company with full power of substitution in the premises. This Assignment Separate from Certificate has been executed pursuant to that certain Stock Transfer Agreement by and between Assignor and Assignee dated as of even date herewith, and is subject to the terms and conditions contained therein.




Dated:  April 2, 2004                   GBV TRI-POWER FUND, LLC
                                        a California limited liability company



                                        By: /s/ DAVID T. REED
                                           ----------------------------------
                                        Title: David T. Reed, CFO
                                              -------------------------------